Exhibit 10.10
THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of July 30, 2019, but effective for all purposes as of June 30, 2019 (the “Effective Date”), between TWFG HOLDING COMPANY, LLC, a Texas limited liability company (the “Borrower”) and successor by conversion to RFB Interests, Inc., a Texas corporation, and BBVA USA, an Alabama banking corporation f/k/a Compass Bank (“Lender”). Capitalized terms used but not defined in this Amendment have the meaning given them in the Credit Agreement (defined below).
RECITALS
A.    Borrower and Lender are party to that certain Second Amended and Restated Credit Agreement dated as of June 5, 2017 (as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of March 22, 2018, that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of July 18, 2018, and as further amended, restated, supplemented or modified from time to time, the “Credit Agreement”).
B.    Borrower and Lender have agreed to amend the Credit Agreement in order to, among other things, (i) decrease the Revolving Committed Amount to $2,000,000, (ii) extend the Revolving Credit Termination Date, (iii) modify the interest rate for the Revolving Credit Facility, and (iv) provide for a single advance term loan to Borrower in the original principal amount of $4,000,000, in each case, subject to the terms and conditions of this Amendment.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned hereby agree as follows:
1.    General Amendment.
(a)    All references to “Compass Bank” in each case where it appears in the Credit Agreement and all other Loan Documents, shall hereinafter refer to “BBVA USA”.
2.    Amendments to Credit Agreement.
(a)    Credit Agreement. The Credit Agreement (excluding the Annexes, Exhibits and Schedules thereto) is amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underline text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached as Annex A hereto.
(b)    The Credit Agreement is hereby amended to add a new Schedule 3.2(b) (Term Loan B Amortization Schedule) in the form of Schedule 3.2(b) attached to this Amendment.
(c)    The Credit Agreement is hereby amended to add a new Exhibit A-3 (Term Note B) in the form of Exhibit A-3 attached to this Amendment.
(d)    Exhibit C (Loan Request) to the Credit Agreement is deleted in its entirety and replaced with the Exhibit C attached to this Amendment.

3.    Conditions. This Amendment shall be effective on the Effective Date once each of the following have been executed and delivered to Lender, in form and substance satisfactory to Lender:
(a)    this Amendment executed by Borrower and Lender, together with the Guarantors’ Consent and Agreement executed by the Guarantors;
(b)    a Term Note B made by Borrower and payable to Lender in the original principal amount of $4,000,000;
(c)    an officer’s certificate of Borrower certifying as to (i) no changes to its Organizational Documents (except as attached thereto) since the date of the Secretary’s Certificate delivered by Borrower to Lender on March 22, 2018, (ii) incumbency of authorized officers, (iii) specimen signatures, and (iv) a true and correct copy of the resolutions adopted by Borrower’s Board of Managers (or other applicable governing body) authorizing and approving the execution and delivery of this Amendment and any related Loan Documents by Borrower and the performance by Borrower of its obligations hereunder, thereunder, and under the other Loan Documents to which it is a party;
(d)    an officer’s certificate of General Agency certifying as to (i) no changes to its Organizational Documents (except as attached thereto) since the date of the Secretary’s Certificate delivered by General Agency to Lender on March 22, 2018, (ii) incumbency of authorized officers, (iii) specimen signatures, and (iv) a true and correct copy of the resolutions adopted by General Agency’s sole manager (or other applicable governing body) authorizing and approving the execution and delivery of this Amendment and any related Loan Documents by General Agency and the performance by General Agency of its obligations hereunder, thereunder, and under the other Loan Documents to which it is a party;
(e)    an officer’s certificate of TWFG Insurance certifying as to (i) no changes to its Organizational Documents (except as attached thereto) since the date of the Secretary’s Certificate delivered by TWFG Insurance to Lender on March 22, 2018, (ii) incumbency of authorized officers, (iii) specimen signatures, and (iv) a true and correct copy of the resolutions adopted by TWFG Insurance’s sole manager (or other applicable governing body) authorizing and approving the execution and delivery of this Amendment and any related Loan Documents by TWFG Insurance and the performance by TWFG Insurance of its obligations hereunder, thereunder, and under the other Loan Documents to which it is a party;
(f)    an officer’s certificate of PFC certifying as to (i) no changes to its Organizational Documents (except as attached thereto) since the date of the Secretary’s Certificate delivered by PFC to Lender on March 22, 2018, (ii) incumbency of authorized officers, (iii) specimen signatures, and (iv) a true and correct copy of the resolutions adopted by PFC’s sole manager (or other applicable governing body) authorizing and approving the execution and delivery of this Amendment and any related Loan Documents by PFC and the performance by PFC of its obligations hereunder, thereunder, and under the other Loan Documents to which it is a party;
(g)    copies of certificates of good standing, existence, or their equivalent with respect to Borrower and Guarantors, certified as of a recent date by the appropriate Governmental Authority of the state of its organization;
(h)    satisfactory UCC lien searches for each Company;
2

(i)    all documentation and other information (including a Beneficial Ownership Certification) in respect of Borrower and each Guarantor required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, that has been reasonably requested in writing by Lender prior to the Effective Date; and
(j)    such other documents as Lender may reasonably request.
4.    Representations and Warranties. Borrower represents and warrants to Lender that (a) it possesses all requisite power and authority to execute, deliver and comply with the terms of this Amendment, (b) this Amendment has been duly authorized and approved by all requisite limited liability company action on the part of Borrower, (c) no other consent of any Person (other than Lender) is required for this Amendment to be effective, (d) the execution and delivery of this Amendment does not violate its organizational documents, (e) the representations and warranties in each Loan Document to which it is a party are true and correct in all material respects on and as of the date of this Amendment as though made on the date of this Amendment (except to the extent that such representations and warranties speak to a specific date), (f) after giving effect to this Amendment, it is in full compliance with all covenants and agreements contained in each Loan Document to which it is a party, and (g) after giving effect to this Amendment, no Default or Potential Default has occurred and is continuing. The representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment. No investigation by Lender is required for Lender to rely on the representations and warranties in this Amendment.
5.    Scope of Amendment; Reaffirmation; RELEASE. All references to the Credit Agreement shall refer to the Credit Agreement as amended by this Amendment. Except as affected by this Amendment, the Loan Documents are unchanged and continue in full force and effect. However, in the event of any inconsistency between the terms of the Credit Agreement (as amended by this Amendment) and any other Loan Document, the terms of the Credit Agreement shall control and such other document shall be deemed to be amended to conform to the terms of the Credit Agreement. Borrower hereby reaffirms its obligations under the Loan Documents to which it is a party and agrees that all Loan Documents to which it is a party remain in full force and effect and continue to be legal, valid, and binding obligations enforceable in accordance with their terms (as the same are affected by this Amendment). AS A MATERIAL PART OF THE CONSIDERATION FOR LENDER ENTERING INTO THIS AMENDMENT, BORROWER HEREBY RELEASES AND FOREVER DISCHARGES LENDER (AND ITS SUCCESSORS, ASSIGNS, AFFILIATES, OFFICERS, MANAGERS, DIRECTORS, EMPLOYEES, AND AGENTS) FROM ANY AND ALL CLAIMS, DEMANDS, DAMAGES, CAUSES OF ACTION, OR LIABILITIES FOR ACTIONS OR OMISSIONS (WHETHER ARISING AT LAW OR IN EQUITY, AND WHETHER DIRECT OR INDIRECT) IN CONNECTION WITH THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS PRIOR TO THE DATE OF THIS AMENDMENT, WHETHER OR NOT HERETOFORE ASSERTED, AND WHICH BORROWER MAY HAVE OR CLAIM TO HAVE AGAINST LENDER.
6.    Miscellaneous.
(a)    No Waiver of Defaults. Except as expressly set out above, this Amendment does not constitute (i) a waiver of, or a consent to, (A) any provision of the Credit Agreement or any other Loan Document not expressly referred to in this Amendment, or (B) any present or future violation of, or default under, any provision of the Loan Documents, or (ii) a waiver of Lender’s
3

right to insist upon future compliance with each term, covenant, condition and provision of the Loan Documents.
(b)    Form. Each agreement, document, instrument or other writing to be furnished Lender under any provision of this Amendment must be in form and substance satisfactory to Lender and its counsel.
(c)    Headings. The headings and captions used in this Amendment are for convenience only and will not be deemed to limit, amplify or modify the terms of this Amendment, the Credit Agreement, or the other Loan Documents.
(d)    Costs, Expenses and Attorneys’ Fees. Borrower agrees to pay or reimburse Lender on demand for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, and execution of this Amendment, including, without limitation, the reasonable fees and disbursements of Lender’s counsel.
(e)    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.
(f)    Multiple Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. This Amendment may be transmitted and signed by facsimile or by portable document format (PDF). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on Borrower and Lender. Lender may also require that any such documents and signatures be confirmed by a manually-signed original; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or PDF document or signature.
(g)    Governing Law. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS MUST BE CONSTRUED, AND THEIR PERFORMANCE ENFORCED, UNDER TEXAS LAW.
(h)    Entirety. THE LOAN DOCUMENTS (AS AMENDED HEREBY) REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER, AND LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signatures appear on the following pages.]
4

The Amendment is executed as of the date set out in the preamble to this Amendment.

BORROWER:

TWFG HOLDING COMPANY, LLC,
a Texas limited liability company and successor by conversion to RFB Interest, Inc.

By:	/s/ Richard F. Bunch, III
Richard F. Bunch, III
President
Signature Page to Third Amendment to Second Amended and Restated Credit Agreement

LENDER:

BBVA USA

By:	/s/ Cindy Young
Cindy Young
Senior Vice President
Signature Page to Third Amendment to Second Amended and Restated Credit Agreement

ANNEX A TO THIRD AMENDMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
between
~~RFB INTERESTS, INC.~~
TWFG HOLDING COMPANY, LLC
as Borrower
and
~~COMPASS BANK~~
BBVA USA
as Lender
dated effective as of June 5, 2017

i

7.5	Litigation	19
7.6	Taxes	19
7.7	Environmental Matters	20
7.8	Ownership of Assets; Intellectual Property	20
7.9	Liens	20
7.10	Debt	20
7.11	Insurance	20
7.12	Place of Business; Real Property	20
7.13	Purpose of Credit Facilities	20
7.14	Trade Names	20
7.15	Transactions with Affiliates	20
7.16	Financial Information	21
7.17	Material Agreements and Funded Debt	21
7.18	ERISA	21
7.19	Disclosure	21
7.20	Sanctions; Anti-Corruption	22

SECTION 8	AFFIRMATIVE COVENANTS	22
8.1	Items to be Furnished	22
8.2	Books, Records and Inspections	23
8.3	Taxes	24
8.4	Compliance with Laws; Sanctions; Anticorruption	24
8.5	Maintenance of Existence, Assets, and Business	24
8.6	Insurance	24
8.7	Environmental Laws	25
8.8	ERISA	25
8.9	Use of Proceeds	25
8.10	Application of Insurance Proceeds	25
8.11	New Subsidiaries	25
8.12	Expenses	25
8.13	Further Assurances	26

SECTION 9	NEGATIVE COVENANTS	26
9.1	Debt	26
9.2	Liens	26
9.3	Compliance	26
9.4	Dividends	26
9.5	Assignment	26
9.6	Fiscal Year and Accounting Methods	26
9.7	Sale of Assets	26
9.8	New Businesses	26
9.9	Transactions with Affiliates	27
9.10	Prepayment of Debt	27
9.11	Acquisition, Mergers, and Dissolutions	27
9.12	Loans and Investments	27

9.13	Swap Agreements	27

SECTION 10	FINANCIAL COVENANTS	27
10.1	Maximum Funded Debt to EBITDA	27
10.2	Minimum Debt Service Coverage Ratio	27

SECTION 11	DEFAULT	28
11.1	Payment of Obligation	28
11.2	Covenants	28
11.3	Debtor Relief	28
11.4	Judgments	28
11.5	False Information; Misrepresentation	28
11.6	Default Under Other Agreements	28
11.7	Validity and Enforceability of Loan Documents	28
11.8	Change of Management or Control	29
11.9	Material Adverse Event	29

SECTION 12	RIGHTS AND REMEDIES	29
12.1	Remedies Upon Default	29
12.2	Waivers	29
12.3	No Waiver	29
12.4	Performance by Lender	29
12.5	Cumulative Rights	29

SECTION 13	MISCELLANEOUS	30
13.1	Governing Law	30
13.2	Invalid Provisions	30
13.3	Multiple Counterparts and Facsimile Signatures	30
13.4	Notice	30
13.5	Binding Effect; Survival	30
13.6	Amendments	30
13.7	Participants	30
13.8	Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	31
13.9	Governing Law, Forum, and Venue	31
13.10	Waiver of Jury Trial	31
13.11	Indemnity	32
13.12	PATRIOT Act; KYC Information	32
13.13	Treatment of Certain Information, Confidentiality	33
13.14	Keepwell	33
13.15	Entirety	34

SCHEDULES AND EXHIBITS

SCHEDULE 1	Parties, Addresses, and Wiring Information

SCHEDULE 2	Existing Debt and Liens

SCHEDULE 3.2(b)	Term Loan B Amortization Schedule

SCHEDULE 5	Conditions Precedent

SCHEDULE 7.2	Subsidiaries

SCHEDULE 7.5	Litigation

SCHEDULE 7.12	Place of Business

SCHEDULE 7.14	Trade Names

SCHEDULE 7.15	Transactions with Affiliates

SCHEDULE 7.17	Material Agreements

EXHIBIT A-1	Term Note

EXHIBIT A-2	Revolving Note

EXHIBIT A-3	Term Note B

EXHIBIT B-1	Guaranty - Richard F. Bunch, III

EXHIBIT B-2	Guaranty

EXHIBIT C	Loan Request

EXHIBIT D	Compliance Certificate

EXHIBIT E	Security Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into on June 30, 2017, and is dated effective for all purposes as of June 5, 2017, among ~~RFB INTERESTS, INC., a Texas corporation, doing business as The Woodlands Financial Group~~TWFG HOLDING COMPANY, LLC, a Texas limited liability company (the “Borrower” and the “Parent”), and ~~COMPASS BANK~~successor by conversion to RFB Interests, Inc., a Texas corporation, and BBVA USA, an Alabama banking corporation~~,~~ f/k/a Compass Bank (the “Lender”).
RECITALS
A.    Borrower and Lender previously entered into that certain Amended and Restated Credit Agreement dated as of June 5, 2014 (the “Existing Credit Agreement”).
B.    Borrower has requested that Lender (a) extend credit in the form of a revolving credit facility, and (b) make a loan in the form of a single advance term loan, a portion of which will be used to refinance existing debt which remains outstanding to Lender under the Existing Credit Agreement.
C.    Borrower and Lender are willing to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.
Accordingly, Borrower and Lender both agree as follows:
SECTION 1    DEFINITIONS AND TERMS.
1.1    Definitions. As used in the Loan Documents:
Affiliate means as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, that Person. For purposes of this definition (a) “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies of a Person, whether through ownership of Voting Interests or other ownership interests, by contract, or otherwise, and (b) the term “Affiliate” includes each officer and shareholder of Borrower, and each of the following as “Affiliates” of the others (i) each Guarantor, (ii) Borrower, (iii) any corporation, partnership or limited liability company whose primary shareholders, partners or members are the spouse, children or other family member of Richard F. Bunch, III and (iv) any trust whose primary beneficiaries are the spouse, children or other family member of Richard F. Bunch, III.
Agreement means this Amended and Restated Credit Agreement, and all exhibits and schedules to this Agreement, in each case as amended, supplemented or restated from time to time.
Applicable Margin means ~~3.00~~2.00%.
Average Principal means the simple average of (i) the principal loan balance on the Prepayment Date, and (ii) the principal loan balance scheduled, as of the Prepayment Date (taking into account any prior prepayments), but for the prepayment, to be due at the Maturity Date (plus any accrued and unpaid fees or other sums owed under the ~~loan documents~~Loan Documents).
AYD means the difference (but not less than zero) between: (i) the U.S. Treasury constant maturity yield, as reported in the H.15 Report for the date on which the loan was originated, for a maturity that is the same as the term of the loan at origination (rounded to the nearest whole number of months) or, if no such maturity is reported, an interpolated yield based on the reported maturity that is next shorter than, and the maturity reported that is next longer than, the term of the loan at origination, and (ii) the U.S. Treasury constant maturity yield, as reported in the H.15 Report for the Prepayment Date for a maturity that is the same as the remaining term of the loan at the Prepayment Date (rounded to the nearest whole number of months) or, if no such maturity is reported, then the interpolated yield using the method described in (i) above, but based on the remaining term of the loan on the Prepayment Date. If the H.15 Report is not available for any day, then the H.15 Report for the immediately preceding day on which yields were last reported will be used.
Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.
Beneficial Ownership Certificate means a certification in Proper Form regarding beneficial ownership as required by the Beneficial Ownership Regulation.
Business Day means ~~any~~a day other than a Saturday, Sunday or ~~other~~a day on which Lender is closed for business; provided that, for the purposes of determining the LIBOR Rate, the term “Business Day” shall also exclude any day on which commercial banks are ~~authorized to close under the Laws of, or are in fact closed in, Houston, Texas~~not open for dealings in U.S. dollar deposits in the London interbank market.
Cash Management Agreement means agreements or other arrangements under which Cash Management Products and Services are provided.
Cash Management Liabilities means the indebtedness, obligations and liabilities of any Company to any Cash Management Provider which provides any Cash Management Products and Services to such Company (including all obligations and liabilities owing in respect of any returned items deposited with such Cash Management Provider).
Cash Management Products and Services means the following products or services, (a) credit cards, (b) credit card processing services, (c) debit cards and stored value cards, (d) commercial cards, (e) ACH transactions, and (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, return items, overdrafts, and interstate depository network services.
Cash Management Provider means Lender, or any Affiliate of Lender, which provides Cash Management Products and Services to a Company under any Cash Management Agreement with a Company.
Change of Control means the occurrence of any of the following: (a) any change in the ownership of Borrower’s equity interests (on a fully diluted basis) such that Bunch Family Holdings, LLC ceases to directly and indirectly own and Control at all times at least a majority of the Voting Interests and equity interests of Borrower, (b) any change in the ownership of Bunch Family Holdings, LLC’s equity interests (on a fully diluted basis) such that Richard F. Bunch, III ceases to Control by contract, ownership or otherwise, the percentage of outstanding Voting Interests of Bunch Family Holdings, LLC necessary at all times to elect a majority of its board of managers or to appoint and elect its managing member, and (c) any change in the ownership of General Agency, TWFG Insurance, or PFC such that Borrower ceases to own and Control, directly and indirectly, at all times at least 100% of the Voting Interests and equity interests of General Agency, TWFG Insurance, PFC, or any Subsidiary.

Change of Management means Richard F. Bunch, III, ceases to be actively involved in the day-to-day management or operation of Borrower or any of its Subsidiaries.
Closing Date means June 5, 2017.
Collateral is defined in Section 6.1.
Commitment means Lender’s obligation and commitment to (a) Loans under the Revolving Credit Facility up to the Revolving Committed Amount, ~~and~~ (b) the Term Loan in a single advance in the Term Loan Committed Amount, and (c) the Term Loan B in a single advance in the Term Loan B Committed Amount.
Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
Company or Companies means, at any time, Borrower and its Subsidiaries, but excluding Newco.
Compliance Certificate means a certificate substantially in the form of Exhibit D signed by a Responsible Officer whose primary duties involve financial and accounting matters for the Borrower.
Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
Current Financials means, when determined, the consolidated financial statements of Borrower and its Subsidiaries most recently delivered to Lender under Section 8.1.
Days Remaining means the number of days from the Prepayment Date through the Maturity Date.
Debt means (without duplication), for any Person, (a) all obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities, (b) liabilities to the extent secured (or for which and to the extent the holder of the Debt has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (c) capital leases and other obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, (d) all guaranties, endorsements, letters of credit, and other contingent liabilities with respect to Debt or obligations of others, and (e) ~~the net obligation~~all obligations of such Person under any ~~Hedge Transaction (~~Swap Agreements (the amount of which shall be determined by ~~calculating the termination value~~reference to the Swap Termination Value on the date ~~thereof~~of determination). For purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.
Debt Service Coverage Ratio means the ratio of (a) EBITDA minus dividends and distributions (excluding the MIPA Dividend), minus cash Taxes, and minus Unfinanced Capital Expenditures, in each case for the immediately preceding 12 month period, to (b) the sum of Borrower and its Subsidiaries consolidated (i) interest expense in respect of Funded Debt, plus (ii) current maturities of long-term Debt of Borrower and its Subsidiaries, in each case for the immediately following twelve (12) month period.

Debtor Relief Laws means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
Default is defined in Section 11.
Default Rate means, from day to day, an annual rate of interest equal to the applicable rate of interest for the Term Loan, the Term Loan B or the Revolving Credit Facility, as the case may be, plus 2.0%, but in no event to exceed the Maximum Rate.
Dollar, Dollars or $ mean lawful money of the U.S.
EBITDA means consolidated net income of Borrower and its Subsidiaries less income (or plus loss) from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, in each case to the extent added or subtracted in calculating net income.
Employee Plan means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Tax Code, maintained or contributed to by any Company or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.
Environmental Law means any Law that relates to the pollution or protection of the environment, the release of any materials into the environment, including those related to Hazardous Substances, air emissions and discharges to waste or public systems, or to health and safety.
ERISA means the Employee Retirement Income Security Act of 1974, as amended, and its related rules, regulations, and published interpretations.
ERISA Affiliate means any trade or business (whether or not incorporated) under common control with any Company within the meaning of Section 414(b) or (c) of the Tax Code (including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA).
Excluded Swap Obligation means, with respect to Borrower and each Guarantor, any Swap Obligation if, and to the extent that, all or a portion of such Borrower or Guarantor’s guaranty of, or grant of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower or Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 13.12 and any other “keepwell, support or other agreement” for the benefit of such Borrower or Guarantor and any and all guarantees of such Borrower or Guarantor’s Swap Obligations by other Loan Parties) at the time such Borrower or Guarantor’s guaranty of, or grant of a security interest to secure, such Swap Obligation (or any guaranty thereof), becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one transaction, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to transactions for which such guaranty or security interest is or becomes illegal for the reasons identified in the first sentence of this definition.

FCPA means the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations promulgated thereunder.
Funded Debt means, when determined, (a) all Debt for borrowed money (whether as a direct obligor on a promissory note, a reimbursement obligor on a letter of credit, a guarantor, or otherwise), and (b) all capital lease obligations.
GAAP means generally accepted accounting principles in the U.S. set out in the opinions and pronouncements of the of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board as in effect from time to time.
General Agency means TWFG General Agency, LLC, a Texas limited liability company, and successor by conversion to TWFG General Agency, Inc., and a wholly-owned Subsidiary of Borrower.
Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.
Guarantor means Richard F. Bunch, III, General Agency, TWFG Insurance, PFC, any other Subsidiary of Borrower (excluding Newco), and any other Person executing a Guaranty.
Guaranty means (a) with respect to Richard F. Bunch, III, a guaranty substantially in the form of Exhibit B-1, and (b) with respect to all Guarantors (other than Richard F. Bunch, III), a guaranty substantially in the form of Exhibit B-2.
H.15 Report means the Federal Reserve Board’s Statistical Release H.15, “Selected Interest Rates”. Weekly releases of, and daily updates to, H.15 Reports generally are available at the Federal Reserve Board’s website, www.federalreserve.gov. If the H.15 Report is replaced or otherwise unavailable, Lender may designate the replacement report or another report reasonably comparable to the H.15 Report, which shall be used in place of the H.15 Report.
Hazardous Substance means (a) any explosive or radioactive substance or waste, all hazardous or toxic substances, waste, or other pollutants, and any other substance the presence of which requires removal, remediation or investigation under any applicable Environmental Law, (b) any substance that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any applicable Environmental Law, or (c) petroleum, petroleum distillates, petroleum products, oil, polychlorinated biphenyls, radon gas, infectious medical wastes, and asbestos or asbestos-containing materials.
~~Hedge Transaction means any (and all) rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing).~~

Insurance Proceeds means all cash and non-cash proceeds in respect of any insurance policy maintained by any Company under the terms of this Agreement excluding (a) any key man life insurance, and (b) provided no Potential Default or Default then exists or would result therefrom, any business interruption insurance proceeds.
Laws means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (whether or not such orders, requests, licenses, authorizations, permits or agreements have the force of law).
Lender Swap Obligations means any and all Swap Obligations of the Loan Parties and their Subsidiaries under any and all Swap Agreements with Lender or an Affiliate of Lender.
Lender’s Office means Lender’s address, and, as appropriate, account as set out on Schedule 1, or such other address or account as Lender may from time to time notify Borrower.
LIBOR Rate means, when determined, the rate per annum equal toas of any date of determination, the London Interbank Offered Rate ~~for a period of one (1) month (the “Reference Period”)~~, as determined by ICE Benchmark Administration Limited (ICE) (or any successor or substitute therefor) for ~~Dollar~~U.S. dollar deposits for a one-month period as obtained by Lender from ~~Reuters~~Reuter’s, Bloomberg or another commercially available source as may be designated by Lender from time to time~~,~~ (the “Screen Rate”), as of the date that is two (2) Business Days before ~~the first day of such interest period (or if no such rate is stated on that date, the rate stated on the day most immediately preceding the date of determination on which a rate was stated)~~each Payment Date, as adjusted from time to time in Lender’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. ~~Notwithstanding the foregoing, the LIBOR Rate shall not in any event be less than zero percent (0.00%).~~ If the Screen Rate is less than zero, the Screen Rate shall be deemed to be zero. The Screen Rate shall be adjusted on each Payment Date; provided, however, that the initial Screen Rate for Term Loan B shall be determined as if the Third Amendment Effective Date were a Payment Date. Any change in the LIBOR Rate shall be effective from and including the effective date of such change as set forth herein. Notwithstanding anything to the contrary contained herein, if for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate as described above, it becomes illegal for Lender to maintain the applicable Loan based on the LIBOR Rate or Lender determines that the LIBOR Rate will not adequately and fairly reflect its cost of making or maintaining the applicable Loan, then upon notice to Borrower and until Lender gives notice that such conditions no longer exist, Lender shall have the right to substitute for the LIBOR Rate an alternative index rate (including any applicable upward or downward adjustment to an underlying published rate and the imposition of a zero floor).
Lien means any lien (statutory or other), mortgage, security interest, financing statement, collateral assignment, pledge, assignment, charge, hypothecation, deposit arrangement, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied out of any property or assets, or their proceeds, before the claims of the general creditors of the owner of the property or assets.

Litigation means any action by or before any Governmental Authority, arbitrator, or arbitration panel.
Loan means any amount disbursed by Lender (a) to, or on behalf of, any Company under the Loan Documents, whether such amount constitutes an original disbursement of funds, or (b) in accordance with, and to satisfy the obligations of any Company under, any Loan Document.
Loan Date means the date on which funds are made available to Borrower in respect of a Loan.
Loan Documents means (a) this Agreement, certificates and requests delivered under this Agreement, and exhibits and schedules to this Agreement, (b) the Term Note, (c) the Term Note B, (d) the Revolving Note, (~~d~~e) all Guaranties, (~~e~~f) the Security Documents, (~~f~~g) all other agreements, documents, and instruments in favor of Lender ever delivered in connection with or under this Agreement (excluding Swap Agreements), and (~~g~~h) all renewals, extensions, amendments, modifications, supplements, restatements, and replacements of, or substitutions for, any of the foregoing.
Loan Request means a request substantially in the form of Exhibit C.
Material Adverse Event means any circumstance or event that, individually or collectively with other circumstances or events, could reasonably be expected to result in (a) impairment of the ability of any Company or Guarantor to perform any of its payment or other material obligations under any Loan Document, (b) impairment of the ability of Lender to enforce any Company or Guarantor’s material obligations, or Lender’s rights, under any Loan Document or in respect of the Obligation, (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Company or Guarantor of any Loan Document to which it is a party, and (d) a material and adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise), or prospects of Borrower and its Subsidiaries as represented in the financial statements delivered to Lender on or about the Closing Date in respect of Borrower and its Subsidiaries.
Material Agreement means, for any Person, any agreement to which that Person is a party by which that Person is bound, or to which any assets of that Person may be subject, and that is not cancelable by that Person upon 30 or fewer days’ notice without liability for further payment other than nominal penalty, and that requires that Person to pay more than $100,000 in the aggregate during the term of such agreement.
Maturity Date means June 5, 2021.
Maximum Amount and Maximum Rate respectively mean the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, Lender is permitted to contract for, charge, take, reserve or receive on the Obligation.
MIPA means that certain Amended and Restated Membership Interest Purchase Agreement dated as of February 7, 2018, among Borrower, Richard F. Bunch, Bunch Family Holdings, LLC, and RenaissanceRe Ventures U.S. LLC.
MIPA Dividend means the cash distribution to Bunch Family Holdings, LLC of the “Pre-Closing Dividend Amount” as defined in the MIPA.
Moody’s means Moody’s Investors Service, Inc. and any successor thereto.

Newco means The Woodlands Insurance Company, a Texas insurance corporation.
Notes means all of, and Note means any of, the Revolving Note, the Term Note and the Term Note B.
Obligation means all present and future Debt, liabilities and obligations (including the Loans and the obligations under any Swap Contractall Lender Swap Obligations (other than Excluded Swap Obligations)), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Lender by any Company, whether under any Loan Document or under any other financing, promissory note, or other extension of credit by Lender to any Company, whether now or hereafter entered into between Lender and any other Company (and as may be renewed, extended, increased or modified from time to time), together with all interest accruing thereon, reasonable fees, costs and expenses payable under the Loan Documents or otherwise, or in connection with the enforcement of rights under the Loan Documents or otherwise, including (a) fees and expenses under Section 8.12, and (b) interest and fees that accrue after the commencement by or against any Company or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
OFAC means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
PATRIOT Act means the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001.
Payment Date means the 5th day of each month; provided, that if in any month such date is not a Business Day, the Payment Date for such month shall be the next succeeding Business Day.
Percent Prepaid means the percentage determined by dividing the principal amount of the loan being prepaid by the principal loan balance outstanding on the Prepayment Date.
Permitted Debt means (a) the Obligation, (b) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business, (c) indemnities arising under agreements entered into by any Company in the ordinary course of business, (d) trade payables, Tax liabilities and other current liabilities incurred in the ordinary course of business, (e) Debt listed on Schedule 2, ~~and (f~~(f) Swap Agreements permitted under this Agreement, and (g) any other Debt not to exceed $250,000 in aggregate principal amount outstanding at any time.
Permitted Liens means (a) Liens securing the Obligation, (b) easements, rights -of-way, encumbrances and other restrictions on the use of real property which do not materially impair the use thereof, (c) inchoate Liens for Taxes; provided that, no amounts are due and payable and no Lien has been filed or agreed to, (d) purchase money Liens to the extent securing Debt listed on Schedule 2 or Liens securing Debt permitted to be incurred under clause (f) of the definition Permitted Debt, and (e) pledges or deposits made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs.
Person means any individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization of whatever nature.

PFC means TWFG Premium Finance, LLC, a Texas limited liability company, and successor by conversion to TWFG Premium Finance Company, a Texas corporation, and a wholly owned Subsidiary of Borrower.
PGBC means Pension Benefit Guaranty Corporation, or any successor thereof, established under ERISA.
Potential Default means the occurrence of any event or the existence of any circumstance that would, with the giving of notice or lapse of time or both, become a Default.
Prepayment Date means the date on which Lender received the prepayment.
Principal Amount means, when determined, the outstanding principal balance of the Term Note.
Proper Form means in form and substance satisfactory to Lender and its legal counsel.
Qualified ECP means, in respect of any Swap Obligations, each Borrower or Guarantor that has total assets exceeding $10,000,000.00 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Representatives means representatives, officers, directors, employees, consultants, contractors, attorneys and Lender.
Responsible Officer means the president, chief executive officer, chief financial officer, treasurer, controller, chief accounting officer, or chief operating officer of the Borrower.
Revolving Committed Amount means $~~10,000,000.~~2,000,000.
Revolving Credit Facility is defined in Section 2.2.
Revolving Credit Termination Date means the earlier of (a) June ~~30, 2019~~,29, 2020, or (b) the effective date that Lender’s Commitment to make Loans under the Revolving Credit Facility under this Agreement is otherwise canceled or terminated in accordance with Section 12 of this Agreement or otherwise.
Revolving Note means a promissory note substantially in the form of Exhibit A-2, executed by Borrower and made payable to Lender and all renewals, extensions, modifications, amendments, supplements, restatements, and replacements of, or substitutions for, that promissory note.
Revolving Principal Amount means, when determined, the outstanding principal balance of the Revolving Note.
S&P means Standard & Poor’s Ratings Group (a division of The McGraw-Hill Companies, Inc.).
Sanctions is defined in Section 7.20.

Security Agreement means each Security Agreement in substantially the form of Exhibit E, and executed by any Company, as debtor, and by Lender, as secured party, granting Lender a Lien on, and security interest in, among other things, such Company’s accounts receivable, inventory, equipment, goods, general intangibles, intellectual property, chattel paper, instruments, life insurance policies and documents.
Security Documents means all Security Agreements and all documents executed in connection therewith to create or perfect a Lien on the Collateral (including any assignment of life insurance policy as collateral).
Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company, or other business entity of which a majority of the Voting Interests are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
Swap Agreement means any master agreement or other agreement, including confirmations, governing or evidencing (a) any derivative transaction (including any swap, cap, floor, collar, forward or option), with respect to one or more interest rates or other rates or financial indices, currencies, equity interests or returns, credit or other obligations, commodities, volatility or other phenomena, or otherwise, (b) any spot, forward or other foreign exchange transaction, (c) any option or other derivative transaction with respect to, and any combination of, one or more transactions referenced in this definition, and (d) any transaction similar to any such transactions, in each case whether or not entered into under or subject to any master agreement.
Swap Obligations means all obligations and other liabilities under any Swap Agreement, whether absolute or contingent and without regard to when or how they are created, arise, are evidenced or are acquired.
Swap Termination Value means, as to one or more Swap Agreements and after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, the close out or termination value(s) determined pursuant to the terms of the Swap Agreements.
Tax Code means the Internal Revenue Code of 1986, as amended, and related rules, regulations and published interpretations.
Taxes means, for any Person, taxes, assessments or other governmental charges or levies imposed upon that Person, its income, or any of its properties, franchises or assets.
Term B Principal Amount means, when determined, the outstanding principal balance of the Term Note B.
Term Loan is defined in Section 2.1(a).
Term Loan B is defined in Section 2.1(b).
Term Loan B Committed Amount means $4,000,000.00.
Term Loan B Maturity Date means July 30, 2024.
Term Loan Committed Amount means $6,042,775.31.

Term Note means a promissory note substantially in the form of Exhibit A-1, executed by Borrower and made payable to Lender in the original principal amount of the Term Loan Committed Amount, together with all renewals, extensions, modifications, amendments, supplements, restatements and replacements of, or substitutions for, each such promissory note.
Term Note B means a promissory note substantially in the form of Exhibit A-3, executed by Borrower and made payable to Lender in the original principal amount of the Term Loan B Committed Amount, together with all renewals, extensions, modifications, amendments, supplements, restatements and replacements of, or substitutions for, each such promissory note.
Third Amendment Effective Date means July 30, 2019.
Total Commitment means the sum of (a) the Term Loan Committed Amount, plus (b) the Revolving Committed Amount, plus (c) the Term Loan B Committed Amount.
Total Credit Exposure means, when determined, the sum of (a) the Principal Amount, plus (b) the Term B Principal Amount, plus (c) the Revolving Principal Amount.
TWFG Insurance means TWFG Insurance Services, LLC, a Texas limited liability company, and successor by conversion to TWFG Insurance Services, Inc., and a wholly owned Subsidiary of Borrower.
UCC means the Uniform Commercial Code, as adopted in Texas and as amended from time to time.
Unfinanced Capital Expenditures means capital expenditures by any Company which are not made using Debt.
U.S. means United States of America.
Voting Interests of any Person means the capital stock (or other equity interest) of such Person having ordinary voting power for the election of directors (or other governing body).
1.2    Interpretive Provisions. Terms used but not defined in this Agreement, but which are defined in the UCC, have the meaning given them in the UCC.
(a)    The meanings of words and defined terms are equally applicable to the singular and plural forms of the defined terms and words. Defined terms in respect of one gender include each other gender where appropriate. Derivatives of defined terms have corresponding meanings.
(b)    Any conflict or ambiguity between this Agreement and any other Loan Document is controlled by the terms and provisions of this Agreement.
(c)    The headings and captions used in this Agreement and the other Loan Documents are for convenience only and will not be deemed to limit, amplify or modify the terms of this Agreement or the Loan Documents.
(d)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears, unless otherwise indicated.

(e)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(f)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document.
(g)    The term “including” is by way of example and not limitation.
1.3    Accounting Terms. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, with all accounting principles being consistently applied from period to period and on a basis consistent with the most recent reviewed or audited financial statements of either Borrower. While Borrower has any Subsidiaries, all accounting and financial terms and financial calculations (including the calculation of all financial covenants, ratios, and related definitions) in respect of Borrower or any Company are on a consolidated and consolidating basis for all Companies, unless otherwise indicated.
(a)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set out in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change and (ii) the Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.4    References to Documents. Unless otherwise expressly provided in this Agreement, (a) references to corporate formation or governance documents, contractual agreements (including this Agreement and the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.5    Time. Unless otherwise indicated, all time references (e.g., 11:00 a.m.) are to Central time (daylight or standard, as applicable).
SECTION 2    LOAN COMMITMENTS.
2.1    Term Loans.
(a)    Subject to the terms and conditions of this Agreement, Lender agrees to make a term loan to Borrower in an amount equal to the Term Loan Committed Amount in a single Loan which, when paid or prepaid, may not be reborrowed (the “Term Loan”).

(b)    Subject to the terms and conditions of this Agreement, Lender agrees to make a term loan to Borrower on the Third Amendment Effective Date in an amount equal to the Term Loan B Committed Amount in a single Loan which, when paid or prepaid, may not be reborrowed (the “Term Loan B”).
2.2    Revolving Credit Facility. Subject to the terms and conditions of this Agreement, Lender agrees to loan to Borrower an amount not to exceed the Revolving Committed Amount in one or more Loans from time to time, which Borrower may borrow, repay, and reborrow under this Agreement (collectively, the “Revolving Credit Facility”).
2.3    Loan Procedure. Subject to compliance with Section 5, Borrower may request a Loan under the Revolving Credit Facility, the Term Loan or the Term Loan B by submitting a Loan Request to Lender. A Loan Request is irrevocable and binding on Borrower. Each Loan Request must be received by Lender no later than 11:00 a.m. on the proposed Loan Date. Each Loan Date must be a Business Day. Each Loan Date under the Revolving Credit Facility must occur before the Revolving Credit Termination Date. The Loan Date of the Term Loan is the Closing Date.
(a)    Each Loan under the Revolving Credit Facility is subject to the following conditions:
(i)    each Loan must occur on a Business Day and no later than the Business Day immediately preceding the Revolving Credit Termination Date;
(ii)    each Loan (unless the remaining amount under clause (ii) below is less) must be in an amount not less than $100,000 or a greater integral multiple of $10,000;
(iii)    no Loan may exceed an amount equal to the excess of the Revolving Committed Amount over the Revolving Principal Amount; and
(iv)    after giving effect to any Loan, the Revolving Principal Amount may not exceed the Revolving Committed Amount.
(b)    From time to time, Lender may provide certain treasury or cash management services to Borrower under which Borrower incur Loans under the Revolving Credit Facility. While a Cash Management Agreement is in effect, Borrower may repay the Revolving Principal Amount under the terms of the Cash Management Agreement. Borrower hereby authorizes Lender to honor all checks or other drafts received against the accounts subject to the Cash Management Agreement.
2.4    Voluntary Prepayment.
(a)    Borrower may voluntarily prepay all or any part of the Principal Amount, Term B Principal Amount or Revolving Principal Amount at any time, subject to the following conditions:
(i)    Lender must receive Borrower’s written or telephonic prepayment notice by 10:00 a.m. on the prepayment date;
(ii)    Borrower’s prepayment notice shall (A) specify the prepayment date, (B) specify the amount of the Loan to be prepaid, (C) specify whether the Principal Amount,

the Term B Principal Amount or Revolving Principal Amount is being prepaid (and if not specified, such prepayment will be applied to the Principal Amount), and (D) constitute an irrevocable and binding obligation of Borrower to make a prepayment in such amount on the designated prepayment date;
(iii)    each partial prepayment under this clause (a) must be in a minimum amount of not less than (A) $100,000 or a greater integral multiple of $10,000 or (B) if less than the requested minimum amount, the outstanding balance of the Principal Amount, the Term B Principal Amount or the Revolving Principal Amount, as the case may be;
(iv)    if the Revolving Credit Facility is being prepaid, payments shall be applied to the Revolving Principal Amount with no corresponding reduction in the Revolving Committed Amount; ~~and~~
(v)    if the Principal Amount is being prepaid all accrued and unpaid interest on the portion of the Principal Amount prepaid, together with the prepayment fee described in clause (c) below, must also be paid in full on the prepayment date and each partial prepayment of the Term Loan shall be applied to the Term Loan’s scheduled principal payments in the inverse order of their maturity; and
(vi)    if the Term B Principal Amount is being prepaid all accrued and unpaid interest on the portion of the Term B Principal Amount prepaid, together with the prepayment fee described in clause (c) below, must also be paid in full on the prepayment date and each partial prepayment of the Term Loan B shall be applied to the Term Loan B’s scheduled principal payments in the inverse order of their maturity.
(b)    All prepayments of the Revolving Credit Facility under this Section 2.4 of a LIBOR Rate Loan will be accompanied by (i) the amount of accrued interest on the principal amount prepaid and (ii) the amount of Lender’s loss or expense actually incurred by it as a result of the prepayment (together with any related customary administrative fees charged by Lender in connection therewith).
(c)    If Borrower makes any prepayment of the outstanding principal balance on the Term Note, Borrower shall pay to Lender a prepayment fee equal to the quotient of (i) the product of (a) AYD, times (b) Average Principal, times (c) Percent Prepaid, times (d) Days Remaining, divided by (ii) 360.
(d)    Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.4(a) may state that it is conditioned upon the effectiveness of other credit facilities the proceeds of which will be used to prepay in full all outstanding Obligations hereunder (other than (A) contingent indemnification obligations and (B) Cash Management Liabilities as to which arrangements satisfactory to the applicable Cash Management Bank shall have been made), in which case such notice may be revoked or postponed by the Borrower (by written notice to Lender on or prior to the specified effective date) if the conditions to effectiveness of such other credit facility are not satisfied.

2.5    Mandatory Prepayment.
(a)    If the Revolving Principal Amount at any time exceeds the Revolving Committed Amount, then the Borrower shall repay the Revolving Principal Amount, in at least the amount of that excess, together with all accrued and unpaid interest on the principal amount so repaid.
(b)    All prepayments on the Revolving Credit Facility under this Section 2.5 of a LIBOR Rate Loan will be accompanied by (i) the amount of accrued interest on the principal amount prepaid and (ii) the amount of Lender’s loss or expense actually incurred by it as a result of the prepayment (together with any related customary administrative fees charged by Lender in connection therewith).
SECTION 3    TERMS OF PAYMENT
3.1    Notes and General Payment Terms.
(a)    The Term Loan shall be evidenced by the Term Note. The Term Loan B shall be evidenced by the Term Note B. The Loans under the Revolving Credit Facility shall be evidenced by the Revolving Note.
(b)    Borrower must make each payment on the Obligation, without offset, counterclaim or deduction to Lender’s Office, in funds that will be available for immediate use by Lender by 4:00 pm on the day due. Payments received after such time (and payments received on a day which is not a Business Day) will be deemed received on the next Business Day but interest shall continue to accrue during such period.
(c)    If any payment or prepayment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
3.2    Payments.
(a)    Term Loan.
(i)    Payments of principal and interest under the Term Loan are due and payable in the amount of $125,891.00 plus accrued interest, beginning on July 5, 2017, and continuing on ~~the 5th day of~~ each ~~month~~Payment Date thereafter until the Maturity Date (or earlier upon the acceleration of maturity of the Term Loan in accordance with Section 12 of this Agreement).
(ii)    All outstanding principal and all accrued and unpaid interest in respect of the Term Loan is due and payable in full on the Maturity Date (or earlier upon the acceleration of maturity of the Term Loan in accordance with Section 12 of this Agreement).
(b)    Term Loan B.
(i)    Accrued and unpaid interest on the Term B Principal Amount shall be due and payable beginning on September 5, 2019, and continuing on each Payment Date thereafter until the Term Loan B Maturity Date (or earlier upon the acceleration of maturity of the Term Loan B in accordance with Section 12 of this Agreement).
(ii)    Principal payments on the Term B Principal Amount shall be due and payable beginning on September 5, 2019, and continuing on each Payment Date thereafter, in the applicable amount set forth on Schedule 3.2(b) until the Term Loan B Maturity Date (or earlier upon the acceleration of maturity of the Term Loan B in accordance with Section 12 of this Agreement).
(iii)    All outstanding principal and all accrued and unpaid interest in respect of the Term Loan B is due and payable in full on the Term Loan B Maturity Date (or earlier upon the acceleration of maturity of the Term Loan B in accordance with Section 12 of this Agreement).
(c)    ~~(b)~~ Revolving Credit Facility.
(i)    Accrued and unpaid interest on the Revolving Principal Amount is due and payable monthly in arrears ~~on 5th day of each month~~ beginning on July 5, 2017, and continuing on the 5th day of each monthPayment Date thereafter until the Revolving Credit Termination Date.
(ii)    The Revolving Principal Amount, and all accrued and unpaid interest thereon, is due and payable in full on the Revolving Credit Termination Date.
3.3    Order of Application.
(a)    All payments and prepayments shall be applied as specified in this Agreement and, if not specified, shall be applied in the following order: (i) to all fees, expenses, late charges, collection costs, and other charges, costs and expenses for which Lender has not been paid or reimbursed under the Loan Documents, (ii) accrued and unpaid interest on the Principal Amount, (iii) to the accrued and unpaid interest on the ~~Revolving~~Term B Principal Amount, (iv) to the ~~remaining~~accrued and unpaid interest on the Revolving Principal Amount ~~in the order Lender elects~~, (v) to the ~~Revolving~~ Principal Amount ~~and (vi~~, (vi) to the Term B Principal Amount, (vii) to the Revolving Principal Amount and (viii) to the remaining Obligation in the order and manner Lender deems appropriate in its sole discretion.
(b)    All proceeds from the exercise of any rights shall be applied at Lender’s discretion among principal, interest, fees, expenses, late charges, collection costs, and other charges, costs and expenses, for which Lender has not been paid or reimbursed under the Loan Documents.
3.4    Interest. Except as otherwise provided in this Agreement, Loans under the Term Loan shall accrue interest at a rate per annum equal to the lesser of (a) 4.0%, and (b) the Maximum Rate. Except as otherwise provided in this Agreement, Loans under the Term Loan B and Revolving Credit Facility shall accrue interest at a rate per annual equal to the lesser of (a) the sum of the LIBOR Rate plus the Applicable Margin, and (b) the Maximum Rate. Each change in the LIBOR Rate or the Maximum Rate is effective has of the date of such change without notice to Borrower or any other Person.
3.5    Default Rate. To the extent permitted by Law, while a Default exists, the Obligation shall accrue interest at the lesser of (a) the Default Rate and (b) the Maximum Rate, until all past due amounts are paid (whether payment is made before or after entry of a judgment or the Default is otherwise cured or waived). Subject to Section 3.8, if a Default exists, Lender may, in its sole discretion, to the extent permitted by Law, add accrued and unpaid interest to the Principal Amount, the Term B Principal Amount and the Revolving Principal Amount and such amount will accrue interest until paid at the applicable interest rate. During the existence of a Default, interest payable at the Default Rate shall be payable from time to time on written demand from Lender to Borrower.
3.6    Interest Calculations. Interest on Loans and on the amount of all fees and other amounts due under the Loan Documents will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day), but computed as if each calendar year consisted of 360 days (unless computation would result in an interest rate in excess of the Maximum Rate, in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Lender are conclusive and binding, absent manifest error.
3.7    Maximum Rate. It is the intention of the parties to comply with applicable usury laws. The parties agree that the total amount of interest contracted for, charged, collected or received by Lender under this Agreement shall not exceed the Maximum Rate. To the extent, if any, that Chapter 303 of the Texas Finance Code (the “Finance Code”) is relevant to Lender for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Finance Code pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in § 303.001-303.016 of the Finance Code; subject, however, to any right Lender subsequently may have under applicable ~~law~~Law to change the method of determining the Maximum Rate. Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; (d) if Lender ever charges or receives anything of value which is deemed to be interest under applicable Texas law, and if the occurrence of any event, including acceleration of maturity of obligations owing to Lender, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance under this Agreement or any other indebtedness owed to Lender by the Borrower, and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to the Borrower; and (e) Chapter 346 of the Finance Code shall not be applicable to this Agreement or the indebtedness outstanding hereunder.
3.8    Set off. While a Default exists, Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply (a) any and all deposits (general or special, time or demand, provisional or final) at any time held by Lender (or its Affiliates) and (b) any other Debt at any time owing by Lender (or any of its Affiliates) to or for the credit or the account of any Company, against the Obligation even if Lender has not made demand under this Agreement and the Obligation is unmatured. Lender agrees to promptly notify the applicable Company after any such set off and application is made; provided that, the failure to give such notice shall not affect the validity of such set off and application. The rights of Lender under this Section 3.8 are in addition to other rights and remedies (including other rights of set off) that Lender may have.

3.9    Debit Account. Borrower agrees that the interest and principal payments and any fees will be deducted automatically on the due date from any of Borrower’s accounts with Lender as designated in writing by Borrower. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make such payment in full on the due date thereof, or if Lender fails to debit such account.
SECTION 4    INTENTIONALLY OMITTED.
SECTION 5    CONDITIONS PRECEDENT.
5.1    Conditions to Term Loan. This Agreement will become effective once all parties have executed and delivered this Agreement. Lender will not be obligated to make the Term Loan until (a) Lender has received all of the items described on Schedule 5, each in Proper Form, (b) all of the representations and warranties of the Companies in the Loan Documents are true and correct in all material respects (except to the extent that the representations and warranties speak to a specific date), (c) Lender has received and continues to maintain evidence of insurance as set out in Section 8.6 (including certificates and endorsements), (d) no Material Adverse Event exists, and (e) no Default or Potential Default exists or will result from such funding, issuance, amendment or renewal. The Loan Request delivered to Lender constitutes the representation and warranty by the Companies that the statements in clauses (b), (c), (d), and (e) above are true and correct in all material respects.
5.2    No Waiver. Each condition precedent in this Agreement (including matters listed on Schedule 5) is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent. Lender may make any Loan without all conditions being satisfied, but such Loan shall not be deemed a waiver of any condition precedent for any subsequent Loan.
SECTION 6    SECURITY AND GUARANTIES.
6.1    Collateral. The complete payment and performance of the Obligation shall be secured by all of the items and types of property (collectively, the “Collateral”) described as collateral in the Security Agreement. Each Company shall execute all applicable Security Documents necessary to pledge all of the Collateral it owns.
6.2    Financing Statements. Each Company hereby authorizes Lender to file, and agrees to execute, in Proper Form, if requested, financing statements, continuation statements, or termination statements, or take other action reasonably requested by Lender relating to the Collateral, including any Lien search required by Lender.
6.3    Guaranties. Richard F. Bunch, III, and each Subsidiary of Borrower shall guaranty the complete payment and performance of the Obligation (including the Term Loan, the Term Loan B and the Revolving Credit Facility) by executing and delivering a Guaranty to Lender on the Closing Date or within ten (10) Business Days after such Company is created or acquired.
6.4    Collateral Release and Termination of Guaranty. The pledge of Borrower’s equity interests by Richard F. Bunch, III in favor of Lender made in connection with the Existing Credit Agreement is expressly released and terminated as of the Closing Date and Lender claims no further interest in such pledge of Borrower’s equity interests by Richard F. Bunch, III, excluding only those obligations which expressly survive termination and release. The pledge of equity interests by Borrower in favor of Lender made in connection with the Existing Credit Agreement is expressly released and terminated as of the Closing Date and Lender claims no further interest in such pledge of equity interests by Borrower, excluding only those obligations which expressly survive termination and release. The pledge of equity interests by TWFG Insurance in favor of Lender made in connection with the Existing Credit Agreement is expressly released and terminated as of the Closing Date and Lender claims no further interest in such pledge of equity interests by TWFG Insurance, excluding only those obligations which expressly survive termination and release. TWFG Insurance Services CA1, LLC, formerly a California limited liability company, has been dissolved and cancelled, and Lender hereby releases TWFG Insurance Services CA1, LLC from its guaranty executed in connection with the Existing Credit Agreement, and Lender claims no further interest in such guaranty, excluding only those obligations which expressly survive termination and release.
SECTION 7    REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants, to Lender as follows:
7.1    Existence, Good Standing, and Authority to do Business. Borrower is a Texas corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized. Each other Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is organized. In each state in which each Company does business, each Company has all necessary permits, licenses, franchises, patents, copyrights, trademarks and trade names, or rights to conduct its business, and (d) has the necessary corporate, company, or partnership authority to own its assets and conduct its business.
7.2    Subsidiaries. Other than those listed on Schedule 7.2, Borrower has no Subsidiaries. Schedule 7.2 lists the name, address, entity type and jurisdiction of organization of each Company, the number of issued and outstanding shares (or other equity interests) of such Company, and the percentage ownership of each other Company.
7.3    Authorization, Compliance, and No Default. The execution and delivery by each Company of the Loan Documents to which it is a party and each Company’s performance of its obligations under the Loan Documents are within such Company’s powers, have been duly authorized, do not conflict with any of its organizational documents, do not conflict with any Law, agreement, or obligation by which such Company is bound, do not require any consent or approval of any Person or Governmental Authority that has not been obtained and remains in full force and effect, and do not violate, result in a breach of or constitute a default under any Material Agreement to which any Company is a party or by which it or its property is bound.
7.4    Enforceability. Each Loan Document has been executed and delivered by each Company which is a party to it, and the Loan Documents constitute the legal, valid, and binding obligation of each Company, enforceable against each Company in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.
7.5    Litigation. Except as disclosed on Schedule 7.5, no Company is subject to, or aware of the threat of, any Litigation involving any Company which, (a) purports to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated by the Loan Documents, or (b) if determined adversely to any Company could reasonably be expected to result in a Material Adverse Event.
7.6    Taxes. All Tax returns of each Company required to be filed have been timely filed (or extensions have been granted) and all Taxes imposed upon any Company that are due and payable have been paid before delinquency, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made.
7.7    Environmental Matters. No facility of any Company is used for, or to the knowledge of any Company has been used for, storage, treatment, or disposal of any Hazardous Substance in violation of any applicable Environmental Law, other than violations that individually or collectively would not constitute a Material Adverse Event. No Company knows of any environmental condition or circumstance adversely affecting its assets, properties, or operations that could reasonably be expected to result in a Material Adverse Event.
7.8    Ownership of Assets; Intellectual Property. Each Company has (a) indefeasible title to its real property, (b) a vested leasehold interest in all of its leased property, and (c) good and marketable title to its personal property, all as reflected on the Current Financials (except for property that has been disposed of as permitted by Section 9.7). Each Company is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, other than any infringements or claims that, if successfully asserted against or determined adversely to any Company, could not, individually or collectively, reasonably be expected to result in a Material Adverse Event.
7.9    Liens. No Lien exists on any asset of any Company, other than Permitted Liens.
7.10    Debt. No Company is an obligor on any Debt, other than Permitted Debt.
7.11    Insurance. The Companies maintain the insurance required under Section 8.6.
7.12    Place of Business; Real Property. The location of each Company’s place of business or chief executive office is set out on Schedule 7.12. The books and records of each Company are located at its place of business or chief executive office. All of each Company’s assets (other than inventory on consignment, in transit, or in the possession of a Person under the terms of a contract with a Company) are at one or more of the locations set out on Schedule 7.12. Except as described on Schedule 7.12, no Borrower has no ownership, leasehold, or other interest in real estate.
7.13    Purpose of Credit Facilities. Borrower will use the proceeds of the Term Loan to refinance existing debt. Borrower will use the proceeds of the Term Loan B to fund acquisitions and to repay a portion of the Revolving Principal Amount. Borrower will use the proceeds of the Revolving Credit Facility for general corporate purposes. No part of the proceeds of the Term Loan, the Term Loan B or any Loan under the Revolving Credit Facility will be used, directly or indirectly, for a purpose that violates any Law, including the provisions of Regulation U.
7.14    Trade Names. Except as disclosed on Schedule 7.14, no Company has used or transacted business under any other corporate or trade name in the five-year period preceding the Closing Date (including names of all Persons with which any Company has merged or consolidated, or from which any Company has acquired all or substantially all of such Person’s assets).
7.15    Transactions with Affiliates. Except as disclosed on Schedule 7.15, no Company is a party to an agreement or transaction with any of its Affiliates (excluding other Companies), other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

7.16    Financial Information. Each material fact or condition relating to the Loan Documents or the Companies’ financial condition, business, property, or prospects has been disclosed to Lender in writing. All financial and other information supplied to Lender is sufficiently complete to give Lender accurate knowledge of each Company’s financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to Lender, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Companies. Each financial statement supplied to Lender (i) was prepared in accordance with GAAP consistently throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
7.17    Material Agreements and Funded Debt. No Company is a party to any Material Agreement, other than the Loan Documents and the Material Agreements described on attached Schedule 7.17. No Company has breached or is in default under any Material Agreement or Funded Debt obligation.
7.18    ERISA.
(a)    Each Employee Plan (i) (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Tax Code and other federal or state law, (ii) has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification.
(b)    Each Company has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Tax Code with respect to each Employee Plan, and has not incurred any liability with respect to any Employee Plan under Title IV of ERISA.
(c)    There are no claims, actions, or Litigation (including by any Governmental Authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Employee Plan which is or could reasonably be expected to be a Material Adverse Event.
(d)    With respect to any Employee Plan subject to Title IV of ERISA: (i) no reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice, (ii) no action by Borrower or any ERISA Affiliate to terminate or withdraw from any Employee Plan has been taken and no notice of intent to terminate an Employee Plan has been filed under Section 4041 of ERISA, (iii) no termination proceeding has been commenced with respect to an Employee Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.
7.19    Disclosure.    Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it (other than general economic conditions), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Event. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Borrower or any of its Subsidiaries to the Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.
7.20    Sanctions; Anti-Corruption.
(a)    None of Borrower, any Guarantor or any Subsidiary, nor any director, officer, employee, agent, or affiliate of Borrower, Guarantor or any of Subsidiary is a Person that is, or is owned or Controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.
(b)    Borrower, each Guarantor and each Subsidiary, and their respective directors, managers, partners, officers and employees and, to the knowledge of Borrower and each Guarantor, the agents of Borrower, each Guarantor and each Subsidiary, are in compliance with all applicable Sanctions and with the FCPA and any other applicable anti-corruption law, in all material respects. Borrower, Guarantors and each Subsidiary have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.
SECTION 8    AFFIRMATIVE COVENANTS. So long as Lender is committed to make any Loan under this Agreement, and thereafter until the Obligation is paid in full, Borrower agrees as follows:
8.1    Items to be Furnished. Borrower shall cause the following to be furnished to Lender:
(a)    Promptly after preparation, and no later than 120 days after the last day of each fiscal year of Borrower and its Subsidiaries, commencing with the fiscal year ending December 31, 2017, audited financial statements (including statements of income, statements of retained earnings and cash flows and a balance sheet) showing the consolidated financial condition and results of operations of Borrower and its Subsidiaries as of, and for the year ended on, that last day, setting out, in each case, in comparative form the figures for the previous fiscal year and accompanied by the unqualified opinion of a firm of independent certified public accountants satisfactory to Lender, based on an audit using generally accepted auditing standards, that the financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of Companies, and accompanied by a Compliance Certificate with respect to such financial statements calculating and certifying as to the Borrower’s and its Subsidiaries compliance with the financial covenants under the Agreement.
(b)    Promptly after preparation, and no later than 45 days after the last day of each fiscal quarter, unaudited financial statements (including statements of income, statements of retained earnings and cash flows and a balance sheet) showing the consolidated and consolidating financial condition and results of operations of Borrower and its Subsidiaries for the prior fiscal quarter and for the period from the beginning of the current fiscal year to the last day of that fiscal quarter, accompanied by a Compliance Certificate with respect to such financial statements.

(c)    Promptly after preparation, and no later than 60 days after the beginning of each fiscal year of Borrower, commencing with the 2015 fiscal year, internally-prepared projections (including statement of income, statement of cash flows and a balance sheet) showing the projected quarterly financial condition and results of operations of Borrower and its Subsidiaries for the upcoming fiscal year, which projections shall be certified by a Responsible Officer of Borrower and prepared in a manner consistent with the Companies’ financial statements and in good faith based on assumptions believed to be reasonable at the time.
(d)    Notice, promptly after any Company receives notice of, or otherwise becomes aware of, (i) the institution of any Litigation involving any Company for which the monetary amount at issue is greater than $100,000, individually, or $200,000 in the aggregate, (ii) any liability or alleged liability under any Environmental Law arising out of, or directly affecting, the properties or operations of such Company, (iii) any substantial dispute with any Governmental Authority, and (iv) a Default or Potential Default, specifying the nature thereof and what action each Company has taken, is taking, or proposes to take.
(e)    Concurrently with the occurrence of (i) such change, notify Lender of any change in the name, legal structure, place of business, or chief executive office of any Company, or (ii) any acquisition or creation of a Subsidiary by any Company, notify Lender that any Person has become a Subsidiary of such Company.
(f)    On an annual basis, and by not later than 30 days after the anniversary of the previously delivered annual financial statements, personal financial statements of Richard F. Bunch, III, including but not limited to a balance sheet and income statement, in form and detail acceptable to Lender.
(g)    Prompt notification of (i) of any change in 25% or more of the direct or indirect ownership interests in Borrower as reported in the Beneficial Ownership Certification or other similar certification provided to Lender on or prior to the Third Amendment Effective Date (the “Closing Certification”), and (ii) if the Person or Persons with significant managerial responsibility identified in the Closing Certification cease to have that responsibility or if the information reported about any such Person changes. Borrower hereby agrees to provide such information and documentation as Lender may reasonably request in order to confirm or update the continued accuracy of the information provided in connection with the Closing Certification, any other Beneficial Ownership Certification delivered in connection herewith, and any updates or supplements to any of the foregoing; and
(h)    ~~(g)~~ Promptly upon reasonable request by Lender, information and documents not otherwise required to be furnished under the Loan Documents respecting the business affairs, assets and liabilities of the Companies.
8.2    Books, Records and Inspections. Each Company shall maintain books, records, and accounts necessary to prepare the financial statements required by Section 8.1. Upon reasonable notice, each Company shall allow Lender (or its Representatives) during business hours or at other reasonable times to inspect each Company’s properties, any and all Collateral and examine, audit, and make copies of books and records. If any of the Collateral, Companies’ properties, books or records are in the possession of a third party, the applicable Company shall authorize that third party to permit Lender or its Representatives to have access to perform inspections or audits and to respond to Lender’s requests for information concerning such properties, books and records. Lender may discuss, from time to time, any of the Companies’ affairs, conditions and finances with its directors, officers, and certified public accountants.
8.3    Taxes. Each Company will promptly pay when due any and all Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien are stayed.
8.4    Compliance with Laws; Sanctions; Anticorruption.
(a)    Each Company shall comply in all material respects of the requirements of all Laws (including fictitious or trade name statutes) and all orders, writs, injunctions and decrees applicable to it or its business or property, except in such instances in which (~~a~~i) such requirement is deemed contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and (~~b~~ii) the failure to comply would not result in a Material Adverse Event.
(b)    Each Company (i) will comply, in all material respects, with (A) all Sanctions, (B) the Patriot Act, and (C) the Beneficial Ownership Regulation and (ii) will maintain in effect policies and procedures designed to promote compliance by Borrower and each Guarantor, each Subsidiary, and their respective directors, managers, partners, officers, employees, and agents with applicable Sanctions, Patriot Act requirements, Beneficial Ownership Regulation, the FCPA, and any other applicable anti-corruption laws.
8.5    Maintenance of Existence, Assets, and Business. Each Company will (a) maintain its existence and good standing in its state of organization and its authority to transact business and good standing in all other jurisdictions where the nature and extent of its business and properties require due qualification and good standing, (b) maintain all licenses, permits and franchises necessary for its business where failure to do so is a Material Adverse Event, and (c) keep all of its assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements. So long as the Term Loan ~~is~~or the Term Loan B are outstanding or the Lender has any commitment in respect of the Revolving Credit Facility, each Company shall establish and maintain its primary deposit accounts with Lender.
8.6    Insurance. Each Company shall maintain (a) insurance satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Companies’ properties, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Companies’ business. Each policy shall provide for at least thirty (30) days prior notice to Lender of any cancellation thereof, and (b) insurance policies covering the tangible property comprising the Collateral. Each insurance policy must be for the full replacement cost of the Collateral and include a replacement cost endorsement in an amount acceptable to Lender. The insurance must be issued by an insurance company acceptable to Lender and must include a lender’s loss payable endorsement in favor of Lender in a form acceptable to Lender. Upon Lender’s request, Borrower shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force. Borrower shall maintain at all times for the benefit of Borrower, a key man life insurance policy on Richard F. Bunch, III providing for coverage in an amount not less than $10,000,000.

8.7    Environmental Laws. Each Company shall conduct its business so as to comply with all applicable Environmental Laws, shall promptly take corrective action to remedy any violation of any Environmental Law, and shall immediately notify Lender of any claims or demands by any Governmental Authority or Person with respect to any Environmental Law or Hazardous Substance. All environmental costs, including but not limited to, costs for testing as required by any Governmental Authority or the Lender shall be paid by the Borrower.
8.8    ERISA. Promptly during each year (a) pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Employee Plan, (b) file each annual report required to be filed pursuant to ERISA in connection with each Employee Plan for each year, and (c) notify Lender within ten (10) days of the occurrence of any reportable event under Section 4043(c) of ERISA that might constitute grounds for termination of any capital Employee Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Employee Plan.
8.9    Use of Proceeds. Borrower shall use the proceeds of the Term Loan, the Term Loan B and the Revolving Credit Facility only for the purposes represented in this Agreement.
8.10    Application of Insurance Proceeds. Lender and each Company agree that all Insurance Proceeds shall be paid by the insurers directly to Lender (as loss payee or additional insured),
(a)    If any Insurance Proceeds are paid to any Company, such Insurance Proceeds shall be received only in trust for Lender, shall be segregated from other funds of the Companies and shall promptly be paid over to Lender in the same form as received (with any necessary endorsement).
(b)    Notwithstanding anything to the contrary in this Section 8.10, reimbursement under any liability insurance maintained by any Company may be paid directly to the Person who incurred the liability, cost, or expense covered by such insurance.
(c)    Any Insurance Proceeds shall be applied to the repayment of the ~~Principal Amount~~outstanding principal amount of the Loans in accordance with Section ~~2.4,~~3.3, with the excess, if any, payable to Borrower.
8.11    New Subsidiaries. Each Company shall promptly cause each newly created or acquired Subsidiary, other than Newco, to comply with Section 6.
8.12    Expenses. Borrower shall promptly pay upon demand (a) all reasonable costs, fees and expenses paid or incurred by Lender (including those incurred under Section 6) in connection with the with the negotiation, preparation, delivery and execution of any Loan Document, and any related or subsequent amendment, waiver, or consent (including in each case, the reasonable fees and expenses of Lender’s counsel), (b) all due diligence, closing, and post-closing costs including filing fees, recording costs, lien searches, corporate due diligence, third-party expenses, appraisals (if required), title insurance (if required), environmental surveys, annual field audits, and other related due diligence, closing and post-closing costs and expenses, and (c) all costs, fees and expenses of Lender incurred in connection with the enforcement of the Loan Documents or the exercise of any rights arising under the Loan Documents or the negotiation, workout, or restructure and any action taken in connection with any Debtor Relief Laws (including in each case, the reasonable fees and expenses of Lender’s counsel), all of which shall be a part of the Obligation and shall accrue interest, if not paid upon demand, at the Default Rate until repaid.

8.13    Further Assurances.    Each Company shall take such action as Lender may reasonably request to carry out the intent of this Agreement and the terms of the Loan Documents (including to perfect and protect its security interests and Liens), including executing, acknowledging, authorizing, delivering or recording or filing additional instruments or documents. Because Borrower agrees that Lender’s remedies at Law for failure of Borrower to comply with the provisions of this Section 8.13 would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this Section 8.13 may be specifically enforced.
SECTION 9    NEGATIVE COVENANTS. So long as Lender is committed to make any Loan under this Agreement, and thereafter until the Obligation is paid in full, Borrower agrees as follows:
9.1    Debt. No Company may create, incur, or permit any Debt except Permitted Debt.
9.2    Liens. No Company shall create, incur, or permit any Lien upon any of its assets, except Permitted Liens. No Company shall enter into any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its assets or revenues or prohibiting or restricting the ability of Borrower or any Company to amend or otherwise modify this Agreement or any other Loan Document.
9.3    Compliance. No Company may violate the provisions of any Laws applicable to it, any agreement to which it is a party, or the provisions of its organizational documents, if such violations individually or collectively would constitute a Material Adverse Event. No Company will modify, repeal, replace or amend any provision of its organizational or governing documents in any manner which would be adverse to the interests of Lender.
9.4    Dividends. No Company may (a) declare or make any dividend or other distribution (other than (i) dividends or distributions declared or made by such Company wholly in the form of its capital stock, (ii) dividends or distributions by a Company to another Company or to Borrower, (b) retire, redeem, purchase, withdraw, or otherwise acquire any equity interests in such Company (including the purchase of warrants or other options to acquire such interests), or (c) declare or make any distribution of assets to the holders of its equity interests (in that capacity), whether in cash, assets, or in its obligations; provided that, Borrower may declare dividends or distributions to its shareholders so long as, both before and immediately after giving effect to such dividend of distribution, no Potential Default or Default exists or would occur. No Company may enter into or permit to exist any arrangement or agreement (other than this Agreement) that prohibits it from paying dividends or making other distributions.
9.5    Assignment. No Company nor any Guarantor may assign or transfer any of its rights, duties or obligations under any of the Loan Documents, whether by contract, operation of law, merger or otherwise.
9.6    Fiscal Year and Accounting Methods. No Company may change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).
9.7    Sale of Assets. No Company may make any Disposition or enter into any agreement to make any Disposition, except (a) Dispositions of obsolete or worn out assets in the ordinary course of business, (b) Dispositions of inventory in the ordinary course of business, and (c) the Disposition of delinquent accounts receivable in the ordinary course of business for purposes of collection.
9.8    New Businesses. No Company may engage in any business except the business in which it is engaged as of the Closing Date.

9.9    Transactions with Affiliates. Except as disclosed on Schedule 7.15, no Company may enter into any Material Agreement or any material transaction with any of its Affiliates other than transactions in the ordinary course of business which are upon fair and reasonable terms not materially less favorable to such Company than such Company could obtain in an arms’ length transaction with a Person that was not an Affiliate.
9.10    Prepayment of Debt. No Company may voluntarily prepay principal of, or interest on, any Debt, other than the Obligation, if a Default or Potential Default exists or would result after giving effect to such payment.
9.11    Acquisition, Mergers, and Dissolutions. No Company may (whether in one transaction or a series of transactions) (a) acquire all or any substantial portion of the equity interests issued by any other Person, (b) acquire all or any substantial portion of the assets of any other Person, (c) merge, combine, or consolidate with any other Person, (d) liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or (e) cease or suspend operations.
9.12    Loans and Investments. No Company may extend credit to, or make any investment in, or purchase or commit to purchase any equity interests in, any other Person, other than (a) extensions of credit among the Companies which have recourse liability for the Obligation, (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to Persons which are not Affiliates, (c) demand deposit accounts maintained in the ordinary course of business, and (d) expense accounts for employees in the ordinary course of business which do not, in the aggregate, at any time exceed $25,000.
9.13    Swap Agreements~~Hedge Transactions~~. No ~~Company may enter into any Hedge Transactions~~Borrower or Guarantor will, and no Borrower or Guarantor will permit any Subsidiary to, enter into any Swap Agreement, except for Swap Agreements with Lender or an Affiliate of Lender, in any case which are entered into solely for interest rate hedging in the ordinary course of business and not for speculative purposes.
SECTION 10    FINANCIAL COVENANTS. So long as Lender is committed to make any Loan under this Agreement, and thereafter until the Obligation is paid in full, the Companies agree as follows:
10.1    Maximum Funded Debt to EBITDA. The ratio of (a) Funded Debt as of the last day of each fiscal quarter to (b) EBITDA for the immediately preceding 12 month period ended on the last day of such fiscal quarter, may not at any time be greater than 2.00 to 1.00. The foregoing covenant shall be calculated and tested quarterly as of the last day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2017, for Borrower and its Subsidiaries on a consolidated basis.
10.2    Minimum Debt Service Coverage Ratio. The Debt Service Coverage Ratio may not at any time be less than 1.50 to 1.00. The foregoing covenant shall be calculated and tested quarterly for the four fiscal quarter period ending on the last day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2017, for Borrower and its Subsidiaries, on a consolidated basis.

SECTION 11    DEFAULT. The term “Default” means the occurrence of any one or more of the following events:
11.1    Payment of Obligation. The failure of Borrower, any Company or any Guarantor to pay any part of the Obligation when and as required to be paid under the Loan Documents or under any other written agreement with Lender.
11.2    Covenants. The failure of any Company or any Guarantor to punctually and properly perform, observe and comply with:
(a)    Any covenant, agreement, or condition contained in (i) Sections 6.1, 6.3, 8.2, 8.6, 8.8, or 8.9, and such failure continues for 10 days or (ii) Sections 9 and 10, or
(b)    Any other covenant, agreement, or condition contained in any Loan Document, (other than the covenants to pay the Obligation as set out in Section 11.1 above, the covenants in clause (a) preceding and as set out below in this Section 11), and such failure continues for 30 days.
11.3    Debtor Relief.    Any Company or any Guarantor (a) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, (b) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant), and (i) the petition is not controverted within 10 days and is not dismissed within 60 days, or (ii) an order for relief is entered under Title 11 of the United States Code, (c) makes an assignment for the benefit of creditors, or (d) fails (or admits in writing its inability) to pay its debts generally as they become due.
11.4    Judgments.    There is entered against any Company or any Guarantor (a) a final non-appealable judgment or arbitration award for the payment of money or (b) one or more non-monetary final non-appealable judgments that could be, or could reasonably be expected to be, individually or in the aggregate, a Material Adverse Event, and, in either case enforcement of such judgment or award is not stayed.
11.5    False Information; Misrepresentation. Any information given to Lender by any Company or any Guarantor is false or any representation or warranty made to Lender by any Company or any Guarantor, or contained in any Loan Document, at any time proves to have been incorrect in any material respect when made.
11.6    Default Under Other Agreements. Any Company fails to pay when due (after any applicable grace period) any Debt which (individually or in the aggregate) exceeds $100,000, or any default exists under any agreement which permits any Person to cause any Debt which (individually or in the aggregate) exceeds $200,000 to become due and payable by any Company before its stated maturity.
(a)    Any Company breaches or defaults under any term, condition, provision, representation or warranty contained in any Material Agreement, including any agreement with Lender (other than the Loan Documents), and such Company fails for 5 Business Days to commence and thereafter diligently pursue a cure.
11.7    Validity and Enforceability of Loan Documents. Any Lien granted under any Security Documents ceases to be a first priority Lien on the Companies’ assets. Any Loan Document at any time after its execution and delivery (a) ceases to be in effect in any material respect or is declared by a

Governmental Authority to be null and void, or (b) its validity or enforceability is contested by a Company or a Company denies that it has any further liability or obligations under any Loan Document.
11.8    Change of Management or Control. (a) A Change of Management occurs, (b) a Change of Control occurs, or (c) an agreement, letter of intent, or agreement in principle is executed with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate could reasonably be expected to result in a Change of Control or a Change of Management.
11.9    Material Adverse Event. A Material Adverse Event exists.
SECTION 12    RIGHTS AND REMEDIES.
12.1    Remedies Upon Default.
(a)    If a Default exists under Section 11.3, the Commitment to extend credit under this Agreement automatically terminates and the unpaid balance of the Obligation automatically becomes due and payable without any action of any kind.
(b)    If a Default exists, Lender may do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 12.1(a), declare the unpaid balance of the Obligation immediately due and payable and to the extent permitted by applicable Law, the Obligation shall accrue interest at the Default Rate; (ii) terminate the commitment to extend credit under this Agreement; (iii) reduce any claim to judgment; (iv) exercise the rights of set-off or banker’s Lien under Section 3.9 to the extent of the full amount of the Obligation; and (v) exercise any and all other legal or equitable rights afforded by the Loan Documents, the Laws of the State of Texas, or any other applicable jurisdiction.
12.2    Waivers. To the extent permitted by Law, each Company waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.
12.3    No Waiver. No waiver of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Lender in exercising any right under the Loan Documents will impair that right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right. The acceptance by Lender of any partial payment shall not be deemed to be a waiver of any Default then existing.
12.4    Performance by Lender. If any covenant, duty or agreement of any Company is not performed in accordance with the terms of the Loan Documents, Lender may, but is not obligated to, perform or attempt to perform that covenant, duty or agreement on behalf of that Company (and any amount expended by Lender in its performance or attempted performance is payable on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Lender’s expenditure until paid).
12.5    Cumulative Rights. All rights available to Lender under the Loan Documents are cumulative of, and in addition to, all other rights granted at law or in equity, whether or not the Obligation is due and payable and whether or not Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.
SECTION 13    MISCELLANEOUS.
13.1    Governing Law. Each Loan Document must be construed, and its performance enforced, under Texas law.
13.2    Invalid Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall engage in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.3    Multiple Counterparts and Facsimile Signatures. Each Loan Document may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. Loan Documents may be transmitted and signed by facsimile or portable documents format (PDF) and shall have the same effect as manually-signed originals and shall be binding on all Companies and Lender.
13.4    Notice. Unless otherwise provided in this Agreement, all notices or consents required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, or sent by facsimile. Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (b) if faxed, when transmitted, or (c) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. Until changed by notice pursuant to this Agreement, the addresses and facsimile numbers for each party is set out on Schedule 1. Lender shall be entitled to rely and act upon any notices (including telephonic Loan Requests) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified in this Section, were incomplete or were not preceded or followed by any other form of notice specified in this Section, or (ii) the terms of the notice, as understood by the recipient, varied from any confirmation of the notice. Borrower shall indemnify Lender and its Affiliates and representatives from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Lender may be recorded by Lender, and each of the parties to this Agreement hereby consents to such recording.
13.5    Binding Effect; Survival. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective successors and permitted assigns. Unless otherwise provided, all covenants, agreements, indemnities, representations and warranties made in any of the Loan Documents survive and continue in effect as long as the Commitment is in effect or the Obligation is outstanding.
13.6    Amendments. The Loan Documents may be amended, modified, supplemented or be the subject of a waiver only by a writing executed by Lender and the Borrower or Guarantor party thereto. This Agreement amends and restates the Existing Credit Agreement in its entirety.
13.7    Participants. Lender may, at any time, sell to one or more Persons (each a “Participant”) participating interests in the Obligation; provided that, (a) Lender remains the holder of the Principal Amount, the Term B Principal Amount or the Revolving Principal Amount, as the case may be, (b)

Lender’s obligations under this Agreement remain unchanged and Lender remains solely responsible for the performance of those obligations, and (c) each Company continues to deal solely and directly with Lender regarding the Loan Documents. Lender may furnish any information concerning the Companies in its possession from time to time to assignees and Participants (including prospective assignees and Participants).
13.8    Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.     Each Company’s obligations under the Loan Documents remain in full force and effect until the Total Commitment is terminated and the Obligation is paid in full (except for provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents). If at any time any payment of the principal of or interest on any Note or any other amount payable by any Company or any other obligor on the Obligation under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the obligations of each Company under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.
13.9    Governing Law, Forum, and Venue.
(a)    Each Loan Document must be construed, and its performance enforced, under Texas law.
(b)    Any suits, claims or causes of action arising directly or indirectly from this agreement or the other loan documents may be brought in a court of appropriate jurisdiction in Harris County, Texas and objections to venue and personal jurisdiction in such forum are hereby expressly waived.
(c)    Each Company hereby acknowledges that (i) the negotiation, execution, and delivery of the loan documents constitute the transaction of business within the state of Texas, (ii) any cause of action arising under any of said Loan Documents will be a cause of action arising from such transaction of business, and (iii) each Company understands, anticipates, and foresees that any action for enforcement of payment of the obligation or the Loan Documents may be brought against it in the state of Texas. To the extent allowed by law, each Company hereby submits to jurisdiction in the state of Texas for any action or cause of action arising out of or in connection with the obligation or the Loan Documents and waives any and all rights under the laws of any state or jurisdiction to object to jurisdiction or venue within Harris County, Texas; notwithstanding the foregoing, nothing contained in this section 13.9 shall prevent Lender from bringing any action or exercising any rights against Borrower, any Guarantor, any collateral, or Borrower’s or any Guarantor’s properties in any other county, state, or jurisdiction. Initiating such action or proceeding or taking any such action in any other state or jurisdiction shall in no event constitute a waiver by Lender of any of the foregoing.
13.10    Waiver of Jury Trial.    EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH

CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
13.11    Indemnity.    WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE CONSUMMATED, BORROWER SHALL INDEMNIFY AND HOLD HARMLESS LENDER AND ITS AFFILIATES AND REPRESENTATIVES (COLLECTIVELY THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS (INCLUDING FEES AND EXPENSES OF COUNSEL) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE OR ADMINISTRATION OF ANY LOAN DOCUMENT OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, LOAN OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCE ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY BORROWER, ANY SUBSIDIARY OR ANY OTHER COMPANY, OR ANY LIABILITY IN RESPECT OF ANY ENVIRONMENTAL LAW RELATED IN ANY WAY TO BORROWER, ANY SUBSIDIARY OR ANY OTHER COMPANY, OR (D) ANY ACTUAL OR PROSPECTIVE LITIGATION, CLAIM, OR INVESTIGATION RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT, SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. ALL AMOUNTS DUE UNDER THIS SECTION SHALL BE PAYABLE WITHIN 10 BUSINESS DAYS AFTER DEMAND. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF LENDER, THE REPLACEMENT OF LENDER, THE TERMINATION OF THE COMMITMENT AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF THE OBLIGATION.
13.12    PATRIOT Act; KYC Information. Lender hereby notifies Borrower and each Guarantor that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower and Guarantor, which information includes the name and address of each Borrower and Guarantor and other information that will allow Lender to identify Borrower and each Guarantor in accordance with the PATRIOT Act. Borrower and each Guarantor shall, and shall cause each Subsidiary to, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and Beneficial Ownership Regulations.
13.13    Treatment of Certain Information, Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to Lender or its Affiliates and the partners, directors, managers, partners, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Lender or its Affiliates (each a “Related Party” and collectively, its “Related Parties”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over Lender or its Related Parties (including any self-regulatory authority), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto or any other Borrower or Guarantor, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any Swap Agreement or other transaction under which payments are to be made by reference to Borrower or any Guarantor and their obligations, this Agreement, or payments under this Agreement, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or any Guarantor or the Loans or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (h) with the consent of Borrower or any Guarantor, or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Lender or any of its Affiliates on a non-confidential basis from a source other than Borrower or any Guarantor. In addition, Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from Borrower or any Guarantor relating to such Borrower or Guarantor or any of their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower or any Guarantor; provided that, in the case of information received from Borrower or any Guarantor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
13.14    Keepwell. If Borrower or any Guarantor is a Qualified ECP, then jointly and severally, together with each other Qualified ECP, such Borrower or Guarantor hereby absolutely unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Borrower or Guarantor to honor all of its obligations under the applicable Guaranty or other Loan Document in respect of Swap Obligations; provided that, such Borrower or Guarantor shall only be liable for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amounts. The obligations of Borrower or each Guarantor under this Section shall remain in full force and effect until all Obligations (other than contingent Obligations with respect to indemnity and reimbursement of expenses as to which no claim has been asserted) have been paid in full in cash or have been cash collateralized to the satisfaction of Lender and all Commitments shall have terminated. Borrower and each Guarantor intend that this Section constitute, and shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each such other Borrower or Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
13.15    Entirety.~~13.12~~ THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signatures appear on following page.]

EXECUTED as of the day and year set out in the Preamble.

BORROWER:

TWFG HOLDING COMPANY, LLC, a Texas limited liability company and successor by conversion to RFB Interests, Inc.

~~RFB INTERESTS, INC., as Borrower~~

By:
Richard F. Bunch, III
President
~~Schedule 7.17~~Signature Page to Second Amended and Restated Credit Agreement

~~COMPASS BANK, as Lender~~LENDER:

BBVA USA

By:
Cindy Young
Senior Vice President
Signature Page to Second Amended and Restated Credit Agreement